Exhibit 10.4
AADI BIOSCIENCE, INC.
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into as of November 8, 2022 by and between Aadi Bioscience, Inc. (“Aadi”), and Neil Desai, Ph.D. (“Executive”). This Agreement will be effective as of January 1, 2023 (the “Effective Date”) except as otherwise expressly provided herein and amends and restates the Employment Agreement by and between the Executive and the Company, dated August 23, 2021 (the “Prior Agreement”). Aadi, together with any other subsidiaries and their respective successors, including the entity employing you, shall be referred to in this letter as the “Company.”
1.Prior to Effective Date. Prior to the Effective Date, the terms and conditions of the Prior Agreement will continue to apply to Executive’s employment with the Company, except for Sections 7 and 12 below (and those provisions necessary to construe or give effect to such Sections, including Sections 4(c) and 8(c)), which shall be effective as of the date hereof.
2.Duties and Scope of Employment.
(a)Positions and Duties. Effective as of the Effective Date, Executive will serve as the Company’s Executive Chairman, reporting solely to the Chairman of the Board of Directors of Aadi (the “Board”). Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Chairman of the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” On termination of the Employment Term, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any affiliate of the Company, unless otherwise agreed in writing by Executive and the Company.
(b)Board Membership. During the Employment Term, Executive will continue to serve on the Board, subject to any required Board and stockholder approval. In addition, Executive will serve as the Chairman of a Research & Development Committee upon creation by the Board.
(c)Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s reasonable business efforts and time to the Company, subject to the terms hereof.
(d)Principal Location of Services. Executive shall perform his duties during the Employment Term out of offices located in Los Angeles Metropolitan area. Executive shall be permitted to work remotely but shall undertake such travel within or outside of the United States and shall be present in the Company’s offices located in the Los Angeles Metropolitan area, as is necessary or otherwise reasonably determined by the Company for the efficient operations of the Company.
3.At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
4.Compensation.
(a)Base Salary. Effective as of the Effective Date, the Company will pay Executive an annual salary of $624,000 as compensation for Executive’s employment services to the Company (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
(b)Target Bonus. Effective as of the Effective Date, Executive will be eligible to receive an annual bonus of with a target amount equal to 60% of Executive’s Base Salary upon achievement of performance objectives to be determined by the Board or its authorized committee (the “Committee”) in its sole discretion (the “Target Bonus”). Executive’s actual bonus for the Company’s fiscal year 2022 will be determined without regard to the execution of this Agreement by the parties and will be determined consistent with other senior executives of the Company. The achieved portion of Executive’s Target Bonus, if any, will be paid, less applicable withholdings, as soon as practicable after the Committee determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.
(c)Stock Option. Effective on the first trading day following the Effective Date, Executive will be granted a nonstatutory stock option to purchase 150,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, which will be the closing price of the Company’s common stock as reported by the Nasdaq Stock Market on the first trading day following the Effective Date (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to twenty-five percent (25%) of the shares subject to the Option one (1) year after the Effective Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Effective Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. Except as provided herein, the Option will be subject to the terms and conditions of an equity incentive plan and related stock option agreement (in the Company’s then-standard form for executive officers) approved by the Board or Committee (collectively, the “Equity Documents”).
(d)Equity. During the Employment Term, Executive will be eligible to receive equity awards pursuant to any plans or arrangements Aadi may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any equity awards and the terms of any equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive shall also be entitled to five weeks of vacation, accruing annually, and participation in any 401(k) or employee benefit plan established by the Company, each as subject to the terms and conditions of such plans or programs adopted by the Company.
6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
7.Severance. Upon termination of Executive’s employment for any reason, the Company will pay Executive (or provide Executive with, as applicable) (i) his Base Salary accrued through the date of termination, (ii) earned but unused vacation and paid time off as of the date of termination, (iii) reimbursement of expenses properly incurred prior to termination and properly documented in accordance with the Company’s policy and (iv) all benefits, including continuation and conversion rights, provided upon termination of employment under the Company’s employee benefit plans and policies in accordance with the terms of such plans and policies (the “Accrued Obligations”) within the time period required by applicable law, but in any event within thirty (30) days following his termination date.
(a)Termination for other than Cause, Death or Disability Apart from a Change of Control. If, outside of the Change of Control Period, (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability (except as otherwise provided below), or (ii) Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will be entitled to receive:
(i)continuing payments of severance pay from the Company for a period of eighteen (18) months equal to an amount each month equal to the sum of (A)(x) one hundred and fifty percent (150%) of Executive’s Base Salary rate, as then in effect, plus (y) one hundred and fifty percent (150%) of the sum of all performance bonuses paid to Executive for the Company’s fiscal year immediately preceding the fiscal year in which Executive’s termination of employment occurs divided by (B) 18. The severance will be paid, less applicable withholdings, in installments over the severance period described herein with the first payment to commence on the sixty-first (61st) day following Executive’s termination of employment (and include any severance payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the severance period following Executive’s termination of employment (subject to any delay as may be required by Section 7(c)).
(ii)if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of eighteen (18) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 6(a)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to eighteen (18) payments. Any such taxable monthly payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 7(c)). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(iii)Executive’s outstanding and unvested equity awards subject solely to service-based vesting (i.e., not to include awards subject to performance vesting) will accelerate vesting as to the number of shares of Company common stock subject to such awards that would have otherwise vested had Executive continued to be employed by the Company for an additional eighteen (18) months following termination of Executive’s employment.
(iv)Executive’s outstanding stock option awards will remain exercisable until the earlier of (a) twelve (12) months following the date of Executive’s termination of employment, or (b) the expiration of the term of such Company stock option award set forth in the applicable Company stock option agreement.
(v)If such termination occurs before the Option has been granted to Executive, effective immediately prior to such termination, the Company will grant to Executive the Option and clauses (iii) and (iv) shall be given effect with respect to the Option.
(vi)The Company will pay Executive (x) a pro rata annual bonus for the year in which such termination occurs based on actual performance (but treating all individual performance goals, if any, as achieved at target levels) (the “Pro Rata Bonus”), and (y) any earned but unpaid annual bonus for a performance year that ended prior to the date of termination (the “Prior Year Bonus”), which Pro Rata Bonus and Prior Year Bonus, as applicable, shall be paid at the time set forth in Section 4(b) above.
(b)Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason Related to a Change of Control. If, within the Change of Control Period (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability (except as otherwise provided below), or (ii) Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will be entitled to receive:
(i)a lump sum payment from the Company equal to one hundred and fifty percent (150%) of the sum of: (A) Executive’s Base Salary, as then in effect, or if greater, at the level in effect immediately prior to the Change of Control, plus (B) Executive’s Target Bonus in effect for the fiscal year in which Executive’s termination of employment occurs. The severance will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment in accordance with the Company’s normal payroll practices (subject to any delay as may be required by Section 7(c)). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for severance payments under Section 6(a)(i); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 6(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 6(b)(i), less amounts already paid under Section 6(a)(i).
(ii)if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of eighteen (18) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be subject to the same conditions, limitations, and restrictions as the COBRA benefits described in

Section 6(a)(ii); provided, however, that if the Company provides Executive a taxable monthly payment in lieu of COBRA reimbursement, such payment will be subject to the same conditions, limitations, and restrictions as COBRA benefits described in Section 6(a)(ii). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for COBRA benefits under Section 6(a)(ii); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the benefits under this Section 6(b)(ii), then Executive’s benefits under this Section 6(b)(ii) shall be offset by the benefits already provided to Executive under Section 6(b)(i).
(iii)accelerated vesting as to one hundred percent (100%) of all of Executive’s then-outstanding and unvested equity awards to acquire the Company’s common stock (as well as, if applicable, all property, rights and awards issued in substitution for Company equity awards, whether such substitute awards are payable in equity, cash or any other medium).
(iv)Executive’s outstanding stock option awards will remain exercisable until the earlier of (a) twelve (12) months following the date of Executive’s termination of employment, or (b) the expiration of the term of such Company stock option award as set forth in the applicable Company stock option agreement.
(v)If such termination occurs before the Option has been granted to Executive, effective immediately prior to such termination, the Company will grant to Executive the Option and clauses (iii) and (iv) shall be given effect with respect to the Option.
(vi)The Company will pay Executive (x) the Pro Rata Bonus and (y) any applicable Prior Year Bonus, which Pro Rata Bonus and Prior Year Bonus, as applicable, shall be paid at the time set forth in Section 4(b) above.
(c)Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except that the Company will pay Executive (or provide Executive with, as applicable) (or, if applicable, his estate) the Accrued Obligations within thirty (30) days following his termination date), except that Executive shall be entitled to the Prior Year Bonus and (unless Executive’s employment is terminated for Cause) the Pro Rata Bonus, in each case, which shall be paid at the time set forth in Section 4(b) above, and (iii) Executive will otherwise only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect. Notwithstanding the foregoing, if Executive’s employment with the Company terminates due to his death or Disability within eighteen (18) months following the date hereof, for purposes of applying Section 7(a) or Section 7(b) (as otherwise applicable), Executive will be deemed to have been terminated without Cause on the date Executive’s employment terminates due to death or Disability and Executive will be entitled to the payments and benefits provided under Section 7(a) or Section 7(b) (as otherwise applicable) following the date of such termination.
(d)Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, including any prior employment agreements entered into between the Company and Executive. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.
8.Conditions to Receipt of Severance; No Duty to Mitigate.
(a)Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7(a) or 7(b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.
(b)Reserved.
(c)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. To the extent that any payment under Section 7(b) above, if made in accordance with the timing provided in Section 7(b) would result in any portion of such payment being subject to additional taxes to Executive under Section 409A (or any similar state law), such payment shall instead be made consistent with the timing set forth in Section 7(a) (if doing so would avoid such additional taxes being imposed on Executive).
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(iv)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(v)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.
(d)Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10). In the event Executive breaches the provisions of the Confidential Information Agreement, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6(a) or (b) will immediately cease.
(e)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
9.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” is defined as (i) the willful failure, disregard, or refusal by Executive to perform the services hereunder or follow the reasonable instructions of the Board; provided, however, that any willful failure, disregard, or refusal by Executive to perform the services hereunder that can reasonably be cured shall not constitute Cause unless cure is not effected, as determined in good faith by the Board, within thirty (30) days after notice thereof is received by Executive from the Company; (ii) any willful or grossly negligent act by Executive having the effect of injuring, in a material way (whether financial or otherwise) as determined in good faith by the Board, the business or reputation of the Company or any of its subsidiaries or affiliates; (iii) Executive’s conviction of, guilty plea, or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude; (iv) the determination by the Company, after a reasonable and good faith investigation by the Company following a written allegation by an employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex, disability, or race discrimination) unless Executive’s actions were specifically directed by the Board; or (v) material breach by Executive of any provision of this Agreement or any Confidential Information Agreement.
(b)Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:
(i)a change in the ownership of Aadi which occurs on the date that any one person (as defined in Section 13(d) and Section 14(d) of the Exchange Act), or more than one person acting as a group (“Person”), acquires ownership of the stock of Aadi that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Aadi; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Aadi will not be considered a Change of Control; provided, further, that any change in the ownership of the stock of Aadi as a result of a private financing of Aadi that is approved by the Board also will not be considered a Change of Control. Further, if the stockholders of Aadi immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of Aadi’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of Aadi or of the ultimate parent entity of Aadi, such event shall not be considered a Change of Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Aadi, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)a change in the ownership of a substantial portion of Aadi’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Aadi that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Aadi immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of Aadi’s assets: (A) a transfer to an entity that is controlled by Aadi’s stockholders immediately after the transfer, or (B) a transfer of assets by Aadi to: (1) a stockholder of Aadi (immediately before the asset transfer) in exchange for or with respect to Aadi’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Aadi, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Aadi, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (8)(b)(ii). For purposes of this subsection (ii), gross fair market value means the value of the assets of Aadi, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Aadi.
Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of Aadi’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Aadi’s securities immediately before such transaction.
(c)Change of Control Period. For purposes of this Agreement, “Change of Control Period” means the period that begins three (3) months prior to a Change of Control and ends twelve (12) months following a Change of Control.
(d)Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e)Disability. For purposes of this Agreement, “Disability” means that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a period of ninety (90) consecutive days or more, or more than one hundred and eighty (180) days within any twelve (12)-month period, in each case, determined by the Board.
(f)Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material breach of any provision of this Agreement by the Company (including, without limitation, any change in Executive’s reporting requirements); (ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority which causes Executive’s position to become materially of less responsibility or authority than Executive’s position as of immediately following the Effective Date; it being understood that a change to Executive’s title resulting in him no longer serving as Executive Chairman would constitute “Good Reason” under this Agreement; (iii) a material relocation of the Company’s principal place of business of Executive outside of the Los Angeles Metropolitan area; or (iv) a material (more than 7%) diminution in Executive’s base salary (other than in the context of salary or consideration reductions applied in identical percentages to all executive officers of the Company). Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.
(g)Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
10.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.
A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

11.Confidential Information. The parties acknowledge and agree that Executive’s Confidential Information and Invention Assignment Agreement with Aadi, LLC (a predecessor to the Company) dated December 19, 2016 (the “Confidential Information Agreement”) shall continue to apply following the execution of this Agreement.
12.Legal Costs. The Company will reimburse Executive for reasonable legal fees and expenses directly relating to the preparation and negotiation of this Agreement up to an amount of $20,000 in the aggregate, within thirty (30) days of Executive’s submission of reasonable documentation thereof.
13.Indemnification Agreement. The Indemnification Agreement previously entered into by and between the Company and Executive, dated on or around August 26, 2021 and in substantially the form attached as Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2021 (the “Indemnification Agreement”), shall continue to remain in full force and effect.
14.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
AADi Bioscience, Inc.
17383 Sunset Boulevard, Suite A250
Pacific Palisades, CA 90272
Attn: Board of Directors

If to Executive:
at the last residential address known by the Company.
16.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
17.Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.
18.Integration. This Agreement, along with the Confidential Information Agreement, the Equity Documents, the Indemnification Agreement and the plan and agreements governing your outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement on and following the Effective Date. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent the applicable equity award agreement expressly supersedes this Agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
19.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
21.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
22.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
23.Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
24.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
COMPANY:
AADI BIOSCIENCE, INC.

By:     /s/ Caley Castelein                    Date:     November 8, 2022
Name: Caley Castelein
Title: Chairman of the Board of Directors

EXECUTIVE:

    /s/ Neil Desai                        Date:     November 8, 2022
NEIL DESAI, PH.D.

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]